Exhibit 99.1

Euronet Worldwide Reports Full Year and Fourth Quarter 2010 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--February 15, 2011--Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, today announced its full year and fourth quarter 2010 financial results.

Euronet reported the following consolidated results for 2010:

  Revenues of $1,038.2 million, compared to $1,032.7 million for 2009.
  Operating income of $5.2 million, compared to $72.3 million for 2009.
  Adjusted operating income(1) of $76.8 million, compared to $77.8 million for 2009
  Adjusted EBITDA(2) of $143.6 million, compared to $141.6 million for 2009.
  Net loss of $38.4 million, or $0.75 diluted loss per share, compared to net income of $30.4 million, or $0.59 diluted earnings per share, for 2009.
  Adjusted cash earnings per share(3) of $1.36, compared to $1.31 for 2009.
  Transactions of 1,704 million, compared to 1,498 million for 2009.

Euronet reported the following consolidated results for the fourth quarter 2010:

  Revenues of $283.8 million, compared to $285.6 million for the fourth quarter 2009.
  Operating loss of $49.8 million, compared to operating income of $22.5 million for the fourth quarter 2009.
  Adjusted operating income of $21.8 million compared to $22.5 million for the fourth quarter 2009.
  Adjusted EBITDA of $39.5 million, compared to $39.6 million for the fourth quarter 2009.
  Net loss of $60.7 million, or $1.19 diluted loss per share, compared to net income of $8.2 million, or $0.16 diluted earnings per share, for the fourth quarter 2009.
  Adjusted cash earnings per share of $0.40, compared to $0.37 for the fourth quarter 2009.
  Transactions of 475 million, compared to 396 million for the fourth quarter 2009.

See the reconciliation of non-GAAP items in the attached supplemental data.

“I am very pleased that our fourth quarter adjusted cash earnings per share exceeded guidance,” said Michael Brown, Chairman and Chief Executive Officer. “This was the result of solid performance across our three segments and certain year-end tax benefits in some countries.”

Mr. Brown added, “From a full year perspective, we grew both revenues and adjusted EBITDA, even with substantial Polish ATM interchange reductions announced earlier in 2010 and economic challenges in the U.S., the U.K. and Spain. In spite of these challenges, our leadership teams delivered impressive performance that included increased adjusted cash earnings per share, double digit fourth quarter and full year operating income growth in the Money Transfer Segment and fourth quarter adjusted operating income growth in the epay Segment. We also strengthened Euronet’s strategic position by introducing new products and services across all segments, expanding our global ATM and money transfer networks, and completing an important strategic acquisition in Brazil.”

In the fourth quarter 2010, the Company completed its annual goodwill impairment test and recorded a non-cash goodwill impairment charge of $70.9 million related to the Company’s epay acquisitions in the U.K., Spain and Romania. These impairments were the result of a number of market-specific factors, including general economic conditions, limited growth prospects in maturing markets and products and margin pressure from certain mobile operators. The full year 2009 results included a goodwill and intangible impairment charge of $9.9 million related to the acquisition of Ria, the Company’s money transfer business.

The impact of fluctuations in foreign currency values against the U.S. dollar did not significantly impact the Company’s consolidated or segment results for the full year or fourth quarter 2010 compared to 2009.

Segment and Other Results

The EFT Processing Segment reported the following results for 2010:

  Revenues of $194.9 million, compared to $197.7 million for 2009.
  Operating income of $38.1 million, compared to $48.3 million for 2009.
  Adjusted operating income of $38.1 million, compared to $43.9 million for 2009.
  Adjusted EBITDA of $57.6 million, compared to $62.5 million for 2009.
  Transactions of 794 million, compared to 703 million for 2009.

The EFT Processing Segment reported the following results for the fourth quarter 2010:

  Revenues of $50.7 million, compared to $55.0 million for the fourth quarter 2009.
  Operating income of $9.7 million, compared to $14.3 million for the fourth quarter 2009.
  Adjusted EBITDA of $14.9 million, compared to $19.4 million for the fourth quarter 2009.
  Transactions of 210 million, compared to 187 million for the fourth quarter 2009.

Adjusted operating income for the full year 2009 excludes $4.4 million in contract termination revenues.

The EFT Processing Segment’s revenues decreased for the full year and fourth quarter 2010 largely due to the lower Polish ATM interchange fee announced in April 2010. Transactions grew 13% and 12% for the full year and fourth quarter 2010, respectively, over the same 2009 periods. Transaction growth outpaced revenue growth as a result of the lower Polish interchange fees together with a shift in the mix of transactions to lower priced transactions in markets such as India, Serbia and the Company’s cross-border product, while the volume of certain higher priced transactions decreased.

The EFT Processing Segment’s operating income and adjusted EBITDA decreased for both the full year and fourth quarter 2010 largely due to lower Polish interchange fees and discounts provided in connection with contract extensions. These profit reductions were partially offset by the full year 2010 effects of higher transaction fees in Germany, additional ATMs under management, reduced operating losses from the Company’s European cross-border product, the benefits of additional value added product offerings and effective cost management.

Although the Company benefited from higher German ATM transaction fees since the middle of 2009, effective January 15, 2011, as expected, the German practice shifted to a market-driven, uncapped surcharge structure that has resulted in considerably lower ATM transaction rates. Because of the surcharge change in Germany, the Company continues to expect the EFT Processing Segment’s revenue and operating income to be reduced by approximately $10.0 million ($7.0 million after tax) for the full year 2011.

The EFT Processing Segment operated 10,786 ATMs as of December 31, 2010 an increase of 1,066 over 9,720 ATMs as of December 31, 2009.

The epay Segment reported the following results for 2010:

  Revenues of $598.8 million, compared to $602.0 million for 2009.
  Operating loss of $24.1 million, compared to operating income of $49.3 million for 2009.
  Adjusted operating income of $47.5 million, compared to $49.3 million for 2009.
  Adjusted EBITDA of $64.1 million, compared to $64.5 million for 2009.
  Transactions of 891 million, compared to 777 million for 2009.

The epay Segment reported the following results for the fourth quarter 2010:

  Revenues of $167.9 million, compared to $168.7 million for the fourth quarter 2009.
  Operating loss of $57.7 million, compared to operating income of $12.8 million for the fourth quarter 2009.
  Adjusted operating income of $13.9 million, compared to $12.8 million for the fourth quarter 2009.
  Adjusted EBITDA of $18.4 million, compared to $16.9 million for the fourth quarter 2009.
  Transactions of 260 million, compared to 204 million for the fourth quarter 2009.

Adjusted operating income for the full year and fourth quarter 2010 excludes the goodwill impairment charge of $70.9 million related to the Company’s epay entities in the U.K., Spain and Romania and a $0.7 million charge for contingent consideration related to the Brazil acquisition.

Transaction growth of 15% and 27% for the full year and fourth quarter 2010, respectively, over the same 2009 periods was driven by double-digit volume increases in Germany, Italy, India and the Company’s ATX subsidiary, as well as the acquisition in Brazil. These volume increases were partially offset by volume declines in the U.K., Australia, Spain, the U.S. and Poland primarily due to economic challenges and consumer shifts from prepaid to other plans in some markets.

Although transactions increased for both the full year and fourth quarter 2010 periods compared to the same 2009 periods, the Segment’s revenues remained flat due to mobile phone operator rate decreases in certain markets, most of which were passed through to retailers, and a shift in the mix of transactions to markets with lower transaction fee-based revenues. The increases in adjusted operating income and adjusted EBITDA for the fourth quarter 2010 over the fourth quarter 2009 were largely due to the contributions of epay Brazil and higher gross profit margins on non-mobile phone products.

As of December 31, 2010, the epay Segment increased its point-of-sale (“POS”) presence to approximately 563,000 POS terminals at 276,000 retailer locations in Europe, Asia Pacific, Middle East, North America and South America.

The Money Transfer Segment reported the following results for 2010:

  Revenues of $244.7 million, compared to $233.0 million for 2009.
  Operating income of $13.3 million, compared to an operating loss of $0.3 million for 2009.
  Adjusted operating income of $13.3 million, compared to $9.6 million for 2009.
  Adjusted EBITDA of $33.8 million, compared to $30.3 million for 2009.
  Total money transfers of 18.8 million, compared to 17.6 million for 2009.

The Money Transfer Segment reported the following results for the fourth quarter 2010:

  Revenues of $65.4 million, compared to $61.9 million for the fourth quarter 2009.
  Operating income of $3.9 million, compared to $2.3 million for the fourth quarter 2009.
  Adjusted EBITDA of $9.2 million, compared to $7.8 million for the fourth quarter 2009.
  Total money transfers of 4.9 million, compared to 4.6 million for the fourth quarter 2009.

Adjusted operating income for the full year 2009 excludes the goodwill and intangible impairment charge of $9.9 million related to the acquisition of Ria recorded in the first quarter 2009.

Total transfers grew 7% for both the full year and fourth quarter 2010 over the same periods in 2009, driven by growth from non-U.S. markets of 18% and 17% for the full year and fourth quarter 2010, respectively. Growth in money transfers from non-U.S. markets was principally driven by expansion of the agent and correspondent payout networks and the addition of new products. Total transfers from the U.S. were flat for the full year 2010 and increased 2% for the fourth quarter 2010 over the same periods in 2009, reflecting growth in corridors from the U.S. to countries other than Mexico. Transfers from the U.S. to Mexico declined 9% for the full year 2010 and 6% for the fourth quarter 2010, from the same periods in 2009. Operating income and adjusted EBITDA grew faster than revenue due to growth in more profitable markets and continued leveraging of fixed operating costs.

As of December 31, 2010, the Money Transfer Segment increased its presence to 134 countries through a network of approximately 110,000 locations, compared to 82,000 locations as of December 31, 2009.

Corporate and other had $22.1 million of operating expenses for 2010, compared to $25.0 million for 2009. Fourth quarter 2010 operating expenses were $5.7 million compared to $6.9 million for 2009. The reduction in expenses is primarily attributable to lower professional fees and incentive compensation accruals.

Balance Sheet and Financial Position

The Company’s unrestricted cash on hand was $187.2 million as of December 31, 2010, compared to $178.7 million as of September 30, 2010 and $183.5 million as of December 31, 2009. Euronet’s total indebtedness was $293.4 million as of December 31, 2010, compared to $292.4 million as of September 30, 2010 and $327.9 million as of December 31, 2009. The decrease in total indebtedness from the prior year was due primarily to repayment of amounts borrowed on the Company’s revolving credit facility at December 31, 2009.

Guidance

The Company currently expects adjusted cash earnings per share for the first quarter 2011 to be approximately $0.31, assuming foreign currency rates remain stable through the end of the quarter. Expectations for the first quarter 2011 reflect lower transaction fees in Germany and a seasonal reduction in transactions following the higher transaction levels during the fourth quarter holiday season. Absent unusual circumstances, such as acquisitions or significant fluctuations in foreign currency exchange rates, we estimate that each of the Company’s three business segments’ overall revenue will be approximately 5% to 10% lower during the first quarter of each year compared to the fourth quarter of the previous year, reflecting normal seasonality.

Non-GAAP Measures

We believe that adjusted operating income, adjusted EBITDA and adjusted cash earnings per share provide useful information to investors because they are indicators of the actual operating performance of our ongoing business operations. These calculations are used to more fully describe the results of the business and are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry.

The Company’s management analyzes historical results adjusted for certain items that are non-cash, non-operational or non-recurring. Management believes the exclusion of these items provides a more complete and comparable basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Adjusted operating income is defined as operating income excluding goodwill and intangible impairment charges, changes in the value of acquisition contingent consideration and other non-operating or non-recurring items. Although these items are considered operating income or expenses under U.S. GAAP, these non-operating or non-recurring items have been excluded to enable a more complete understanding of the Company’s core operating performance.

(2) Adjusted EBITDA is defined as adjusted operating income excluding depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items. Although these items are considered operating costs under U.S. GAAP, these expenses primarily represent non-cash current period allocations of costs associated with long-lived assets acquired in prior periods. Similarly, expense recorded for share-based compensation does not represent a current or future period cash cost.

(3) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) discontinued operations, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share.

Conference Call and Slide Presentation

Euronet Worldwide will host an analyst conference call on Wednesday, February 16, 2011, at 9:00 a.m. U.S. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at www.euronetworldwide.com or http://ir.euronetworldwide.com. Participants should go to the website at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at www.euronetworldwide.com or http://ir.euronetworldwide.com. To dial in for the replay, the call-in number is 800-642-1687 (USA) or +1-706-645-9291 (non-USA). The replay passcode is 36622253. The call and webcast replays will be available for one month and one year, respectively.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, consumer money transfer and bill payment services, and electronic distribution for prepaid mobile phone time and other prepaid products. Euronet operates and processes transactions from more than 50 countries.

Euronet's global payment network is extensive — including 10,786 ATMs, approximately 55,000 EFT point-of-sale (POS) terminals and a growing portfolio of outsourced debit and credit card services which are under management in 32 countries; card software solutions; a prepaid processing network of approximately 563,000 point-of-sale (POS) terminals at approximately 276,000 retailer locations in 29 countries; and a consumer-to-consumer money transfer network of approximately 110,000 locations serving 134 countries. With corporate headquarters in Leawood, Kansas, USA, and 43 worldwide offices, Euronet serves clients in approximately 150 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company’s products and services; foreign currency exchange fluctuations; the Company’s ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC’s Edgar website or by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$1,038.2	$1,032.7	$283.8	$285.6

Operating expenses:
Direct operating costs	675.5	678.4	181.4	186.3
Salaries and benefits	136.3	129.5	37.7	35.1
Selling, general and administrative	92.8	86.7	28.5	26.6
Impairment of goodwill and long-lived assets	70.9	9.9	70.9	-
Depreciation and amortization	57.5	55.9	15.1	15.1
Total operating expenses	1,033.0	960.4	333.6	263.1
Operating income (loss)	5.2	72.3	(49.8)	22.5

Other income (expense):
Interest income	3.3	3.3	1.3	0.8
Interest expense	(20.5)	(25.7)	(5.4)	(6.0)
Income from unconsolidated affiliates	1.4	1.9	0.4	0.4
Gain on dispute settlement	3.1	-	-	-
Gain on sale of investment securities	-	1.8	-	-
Loss on early retirement of debt	-	(0.3)	-	-
Foreign exchange gain (loss), net	(7.6)	3.9	(2.2)	(2.9)
Total other income (expense), net	(20.3)	(15.1)	(5.9)	(7.7)
Income (loss) from continuing operations before income taxes	(15.1)	57.2	(55.7)	14.8

Income tax expense	(22.9)	(25.8)	(5.7)	(6.0)

Income (loss) from continuing operations	(38.0)	31.4	(61.4)	8.8

Discontinued operations, net	-	0.5	-	(0.1)

Net income (loss)	(38.0)	31.9	(61.4)	8.7
Net (income) loss attributable to noncontrolling interests	(0.4)	(1.5)	0.7	(0.5)
Net income (loss) attributable to Euronet Worldwide, Inc.	$(38.4)	$30.4	$(60.7)	$8.2

Earnings (loss) per share attributable to Euronet Worldwide, Inc. stockholders - diluted
Continuing operations	$(0.75)	$0.58	$(1.19)	$0.16
Discontinued operations	-	0.01	-	-
Earnings (loss) per share	$(0.75)	$0.59	$(1.19)	$0.16

Diluted weighted average shares outstanding	50,857,182	51,482,723	50,840,554	52,100,213

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(unaudited - in millions)

	As of	As of
	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$187.2	$183.5
Restricted cash	108.7	73.1
Inventory - PINs and other	97.2	87.7
Trade accounts receivable, net	288.8	282.9
Other current assets, net	46.1	31.4

Total current assets	728.0	658.6

Property and equipment, net	91.5	96.6
Goodwill and acquired intangible assets, net	541.5	617.6
Other assets, net	48.4	39.9

Total assets	$1,409.4	$1,412.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$566.5	$486.0
Short-term debt obligations	4.9	5.6

Total current liabilities	571.4	491.6

Debt obligations, net of current portion	286.1	320.3
Capital lease obligations, net of current portion	2.4	2.0
Deferred income taxes	22.0	23.9
Other long-term liabilities	8.6	8.4

Total liabilities	890.5	846.2

Equity	518.9	566.5

Total liabilities and equity	$1,409.4	$1,412.7

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted Operating Income (Loss)
(unaudited - in millions)

	Year ended December 31, 2010

	EFT		Money	Corporate
	Processing	epay	Transfer	Services	Consolidated

Net loss					$(38.0)

Add: Income tax expense					22.9
Add: Total other expense, net					20.3

Operating income (loss)	$38.1	$(24.1)	$13.3	$(22.1)	5.2

Add: Impairment charges	-	70.9	-	-	70.9
Add: Change in the value of acquisition
contingent consideration	-	0.7	-	-	0.7

Adjusted operating income (loss)	38.1	47.5	13.3	(22.1)	76.8

Add: Depreciation and amortization	19.5	16.6	20.5	0.9	57.5
Add: Share-based compensation	-	-	-	9.3	9.3

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)	$57.6	$64.1	$33.8	$(11.9)	$143.6

	Year ended December 31, 2009

	EFT		Money	Corporate
	Processing	epay	Transfer	Services	Consolidated

Net income					$31.9

Deduct: Income from discontinued operations, net					(0.5)
Add: Income tax expense					25.8
Add: Total other expense, net					15.1

Operating income (loss)	$48.3	$49.3	$(0.3)	$(25.0)	$72.3

Deduct: Contract termination fees	(4.4)	-	-	-	(4.4)
Add: Impairment charges	-	-	9.9	-	9.9

Adjusted Operating income (loss)	$43.9	$49.3	$9.6	$(25.0)	$77.8

Add: Depreciation and amortization	18.6	15.2	20.7	1.4	55.9
Add: Share-based compensation	-	-	-	7.9	7.9

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)	$62.5	$64.5	$30.3	$(15.7)	$141.6

EURONET WORLDWIDE, INC.
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted Operating Income (Loss)
(unaudited - in millions)

	Three months ended December 31, 2010

	EFT		Money	Corporate
	Processing	epay	Transfer	Services	Consolidated

Net loss					$(61.4)

Add: Income tax expense					5.7
Add: Total other expense, net					5.9

Operating income (loss)	$9.7	$(57.7)	$3.9	$(5.7)	(49.8)

Add: Impairment charges	-	70.9	-	-	70.9
Add: Change in the value of acquisition
contingent consideration	-	0.7	-	-	0.7

Adjusted operating income (loss)	9.7	13.9	3.9	(5.7)	21.8

Add: Depreciation and amortization	5.2	4.5	5.3	0.1	15.1
Add: Share-based compensation	-	-	-	2.6	2.6

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)	$14.9	$18.4	$9.2	$(3.0)	$39.5

	Three months ended December 31, 2009

	EFT		Money	Corporate
	Processing	epay	Transfer	Services	Consolidated

Net income					$8.7

Add: Loss from discontinued operations, net					0.1
Add: Income tax expense					6.0
Add: Total other income, net					7.7

Operating income (loss)	$14.3	$12.8	$2.3	$(6.9)	$22.5

Add: Depreciation and amortization	5.1	4.1	5.5	0.4	15.1
Add: Share-based compensation	-	-	-	2.0	2.0

Earnings (loss) before interest, taxes, depreciation, amortization and share-based compensation (Adjusted EBITDA)	$19.4	$16.9	$7.8	$(4.5)	$39.6

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Year Ended			Three Months Ended
	December 31,			December 31,
	2010		2009	2010		2009

Net income (loss) attributable to Euronet Worldwide, Inc.	$(38.4)		$30.4	$(60.7)		$8.2
Convertible debt interest, net of tax	-		3.7	3.5		0.6	(1)

Income (loss) applicable for common shareholders	(38.4)		34.1	(57.2)		8.8

Foreign exchange (gain) loss, net of tax	7.4		(3.8)	2.2		2.8
Intangible asset amortization, net of tax	18.6		18.6	4.8		4.7
Share-based compensation, net of tax	8.6		7.2	2.2		1.7
Impairment of goodwill and long lived assets, net of minority interest	70.2		9.9	70.2		-
Non-cash 3.5% convertible debt accretion interest, net of tax	7.1		6.4	-		1.7
Change in value of acquisition contingent consideration	0.7		-	0.7		-
Gain on dispute settlement	(3.1)		-	-		-
Gain on investment securities and related adjustments	-		(2.3)	-		-
Loss on early debt retirement, net of tax	-		0.3	-		-
Discontinued operations, net of tax	-		(0.3)	-		0.3
Gain on sale of Essentis	-		(0.2)	-		(0.2)
Non-cash GAAP tax expense	0.2		1.0	(0.3)		0.3

Adjusted cash earnings	$71.3	(2)	$70.9	$22.6	(2)	$20.1	(2)

Adjusted cash earnings per share - diluted (2)	$1.36		$1.31	$0.40		$0.37

Diluted weighted average shares outstanding	50,857,182		51,482,723	50,840,554		52,100,213

Effect of assumed conversion of convertible debentures (1)	2,699		1,487,662	4,323,130		1,091,527
Incremental shares from assumed conversion of stock options and restricted stock	864,566		-	935,899		-
Effect of unrecognized share-based compensation on diluted shares outstanding	778,154		1,026,239	682,484		787,332
Adjusted diluted weighted average shares outstanding	52,502,601		53,996,624	56,782,067		53,979,072

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. Although the assumed conversion of the convertible debentures was not dilutive to the Company's GAAP earnings for the periods presented, certain issuances were dilutive to the Company's adjusted cash earnings per share for the periods presented. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with U.S. GAAP.

CONTACT:
Euronet Worldwide, Inc.
John Livers, +1-913-327-4200